APPLICATION
FOR A GROUP VARIABLE DEFERRED ANNUITY CONTRACT

Group Master Contract Number: A[GA-0000]
Proposed Owner: B[Prudential Retirement Insurance and Annuity Company Trust]
Trustee: C[Wells Fargo Bank, N.A., as Trustee for the Prudential Retirement Insurance and Annuity Company Trust]
State: D[Iowa]
Features of the Group Annuity:

The following is a description of certain features of the group annuity. The features described below are not all-inclusive. Please refer to the group annuity certificates for additional details.

TRANSFER FEE:

E[Currently none. We reserve the right to increase the transfer fee, but it will not exceed
$30 per transfer after the twelfth transfer in any annuity year.]
CONTRACT FEE:

F[Currently [$0.00] per annuity year. We reserve the right to: (1) increase the maintenance fee, but it will not exceed $150 per annuity year, and (2) establish and change the amount over which we will waive the maintenance fee. ]
INSURANCE AND ADMINISTRATIVE CHARGE:

G[Currently 0.65% on an annual basis. We reserve the right to increase this fee, but it will not exceed 1.75% on an annual basis. ]
GUARANTEE FEE:

H[The current annual rate applied to the Account Value is 1.00%. We have the right to increase this Guarantee Fee to 1.50%.]

DC-408-TGWB-2011-APP	1

APPLICATION
FOR A GROUP VARIABLE DEFERRED ANNUITY CONTRACT (“Continued”)

The above named Proposed Owner, located in the state named above, hereby applies for the group annuity noted above, with the features stated herein. This annuity is being applied for to make such annuity coverage available to those eligible members of the group described herein who: (1) meet the underwriting criteria of Prudential Retirement Insurance and Annuity Company (the “Company”) for such coverage; (2) who pay the Purchase Payment required by the Company for such coverage; and (3) who take the steps required by the Company's underwriting rules and under the contract applied for to effectuate such coverage. The Proposed Owner understands that the contract, if issued, is issued in consideration of this application, and that coverage afforded to any member of the group, if so afforded, will be issued in consideration of the Purchase Payment to be paid for such coverage.

This application is made part of the contract, if issued. No part of this application may be contested by the Company.

Signed this     day of     ,     .

For C[Wells Fargo Bank, N. A.,] as Trustee for the B[Prudential Retirement Insurance and Annuity Company Trust]

Signature
Print Name
Title of Officer

DC-408-TGWB-2011-APP	2